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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549




                                       FORM 8-K
                                    CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




                           DATE OF REPORT:  OCTOBER 3, 1997
                          (Date of earliest event reported)




                                 ELTRAX SYSTEMS, INC.
                (Exact name of registrant as specified in its charter)




MINNESOTA                  COMMISSION FILE NO. 0-22190        41-1484525
(State of incorporation)                                (IRS Employer I.D. No.)



                             2000 TOWN CENTER, SUITE 690
                                SOUTHFIELD, MI  48075
                       (Address of principal executive offices)



                                    (248) 358-1699
                 (Registrant's telephone number, including area code)

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ITEM 5.       OTHER EVENTS.

PRIVATE PLACEMENT AND INCREASE IN LINE OF CREDIT

    On October 3, 1997, the registrant completed a private placement of 100,000 "Units" at a price of $4.00 per Unit. Each Unit consists of one share of the registrant's common stock, $0.01 par value (the "Common Stock"), and one warrant to purchase a share of the Common Stock at $6.50 per share on or before September 30, 2002. The warrant provides that if the closing price of the Common Stock shall for ten (10) consecutive trading days equal or exceed an average price per share (non-weighted) of $8.50, then within thirty
(30) days following the end of any such period, the registrant shall have the option to repurchase the warrant at a price of $0.25 per warrant. However, the warrant holder retains the right to exercise the warrant within twenty
(20) days of the date of the registrant elects to purchase the warrant. The description of the warrant does not purport to be complete and is qualified in its entirety by reference to the Form of Warrant which is filed as Exhibit
4.1 hereto.

    In addition to completing the private placement of Units described above, the registrant has increased the availability under its line of credit with State Street Bank and Trust Company from $5.5 million to $8.0 million.

BOARD OF DIRECTORS

    On October 21, 1997, Mark Johnson resigned as a member of the registrant's board of directors. Stephen E. Raville was elected by the remaining members of the registrant's board of directors to fill the vacated director position.

MERGER WITH DATACOMM ASSOCIATES, INC. AND MIDWEST TELECOM ASSOCIATES, INC.

    On October 31, 1997, pursuant to an Agreement and Plan of Merger dated as of October 31, 1997 (the "Merger Agreement") by and among Eltrax Systems, Inc., a Minnesota corporation (the "Company"), DataComm Acquiring Corp., an Ohio corporation ("DataComm Acquiring Sub"), Midwest Acquiring Corp., an Ohio corporation ("Midwest Acquiring Sub"), DataComm Associates, Inc., an Ohio corporation ("DataComm"), Midwest Telecom Associates, Inc., an Ohio corporation ("Midwest"), John M. Good, and Harold A. Madison, DataComm Acquiring Sub merged with and into DataComm and Midwest Acquiring Sub merged with and into Midwest. As a result of such mergers, the separate existence of each of DataComm Acquiring Sub and Midwest Acquiring Sub ceased and each of DataComm and Midwest continues as the surviving corporation and a wholly owned subsidiary of the Company. The description of the mergers included herein does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger which is filed as Exhibit 2.1 hereto.

    Pursuant to the terms of the Merger Agreement, upon the closing of the mergers on October 31, 1997, 500,000 shares of common stock, $.01 par value per share, of the Company (the "Common Stock") were issued to the shareholders of DataComm and Midwest (the "Shareholders") in connection with the mergers. The 500,000 shares of Common Stock issued in connection with the mergers represents approximately 5% of the issued and outstanding shares of Common Stock after the closing. All of the shares of the Common Stock that have been issued to the Shareholders in connection with the mergers are "restricted stock", as defined in Rule 144 promulgated under the Securities Act of 1933, and have certain demand and "piggyback" registration rights.

    In addition to the foregoing, the Company entered into an Employment and Non-Competition Agreement with John M. Good that provides for the employment by the Company of Good for a period of three (3) years from October 30, 1997. The agreement also provides for a


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non-compete period through at least the base term of the agreement.  The description of the Employment and Non-Competition Agreement included herein does not purport to be complete and is qualified in its entirety by reference to the Employment and Non-Competition Agreement which is filed as Exhibit
10.1 hereto.

    For accounting purposes, it is intended that the mergers will be treated as a purchase transaction under APB Opinion No. 16.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


Exhibit                                                                 Filed
Number   Description                                                   Herewith
-------  -----------                                                   --------
 2.1     Agreement and Plan of Merger, dated as of October 31,            X
         1997, among Eltrax Systems, Inc., a Minnesota corporation,
         DataComm Acquiring Corp., an Ohio corporation, Midwest
         Acquiring Corp., an Ohio corporation, DataComm Associates,
         Inc., an Ohio corporation, Midwest Telecom Associates, Inc., an Ohio corporation, John M. Good, and Harold A. Madison

 4.1     Form of Warrant                                                  X

 10.1    Employment and Non-Competition Agreement                         X
         between Eltrax Systems, Inc. and John M. Good


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                                 SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  ELTRAX SYSTEMS, INC.,
                                  a Minnesota corporation


Date:  November 6, 1997                By:  /s/ Nicholas J. Pyett
                                          -----------------------------
                                                Nicholas J. Pyett,
                                                Chief Financial Officer


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                                    EXHIBIT INDEX


Exhibit                                                                 Filed
Number   Description                                                   Herewith
-------  -----------                                                   --------
2.1      Agreement and Plan of Merger, dated as of October 31,            X
         1997, among Eltrax Systems, Inc., a Minnesota corporation,
         DataComm Acquiring Corp., an Ohio corporation, Midwest
         Acquiring Corp., an Ohio corporation, DataComm Associates,
         Inc., an Ohio corporation, Midwest Telecom Associates, Inc., an Ohio corporation, John M. Good, and Harold A. Madison

4.1      Form of Warrant                                                  X

10.1     Employment and Non-Competition Agreement between Eltrax          X
         Systems, Inc. and John M. Good


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